UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 23, 2013

AmeriGas Partners, L.P.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13692	23-2787918
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No. Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 337-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) As previously announced, the Board of Directors of AmeriGas Propane, Inc. (the "General Partner"), the general partner of AmeriGas Partners, L.P. ("AmeriGas Partners"), elected Robert J. Cane, age 47, as Controller and Chief Accounting Officer of the General Partner, effective February 16, 2013. Mr. Cane will succeed William J. Stanczak following Mr. Stanczak's retirement, effective February 15, 2013, as Controller and Chief Accounting Officer of the General Partner.

On January 23, 2013, the General Partner's Board of Directors approved Mr. Cane's compensation. The General Partner has agreed to pay Mr. Cane an annual base salary of $160,000, prorated based on his promotion date. In addition, Mr. Cane participates in the General Partner’s annual bonus plan. His target annual bonus plan opportunity, as a percentage of annual base salary, will be 40%, prorated based on his promotion date. Mr. Cane will participate in the General Partner’s long-term compensation plan, the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan On Behalf of AmeriGas Partners, L.P. (the "2010 Plan"). The General Partner’s Board of Directors approved an award to Mr. Cane of 1,300 AmeriGas Partners performance units, effective February 16, 2013, under the 2010 Plan. The performance units have distribution equivalents and are tied to the three-year total return performance of AmeriGas Partners’ Common Units relative to the partnership units of the energy master limited partnerships in the Alerian MLP Index and may be earned at the end of the 2013-2015 performance period. Each AmeriGas Partners performance unit represents the right of the recipient to receive an AmeriGas Partners Common Unit and cash equal to distributions paid during the performance period if specified performance goals and other conditions are met.

Mr. Cane will also participate in the long-term compensation plan of the General Partner's parent, UGI Corporation, the UGI Corporation 2013 Omnibus Incentive Compensation Plan (the "2013 Plan"). UGI Corporation’s Board of Directors approved an equity award to Mr. Cane under the 2013 Plan, effective February 16, 2013, of 6,900 UGI Corporation stock options, which will have a ten-year term and will vest in three equal annual installments beginning February 16, 2014.

Pursuant to a change in control agreement, the General Partner will provide Mr. Cane with cash benefits ("Benefits") if the General Partner terminates his employment without "cause" or if he terminates employment for "good reason" at any time within two years following a change in control of the General Partner, AmeriGas Partners or UGI Corporation. "Cause" generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the General Partner. "Good reason" generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by the General Partner of the terms of the agreement; and substantial relocation requirements.

If the events trigger a payment following a change in control, the Benefits payable to Mr. Cane will be as specified under his change in control agreement unless payments under the AmeriGas Propane, Inc. Senior Executive Employee Severance Plan (the "Severance Plan") would be greater, in which case Benefits would be provided under the Severance Plan. Benefits under his change in control agreement will be equal to his base salary and annual bonus. In addition, Mr. Cane is entitled to receive a payment equal to the cost he would incur if he enrolled in the General Partner’s medical and dental plans for one year (less the amount he would be required to contribute for such coverage if he were an active employee). Mr. Cane would also receive his benefits under the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan ("SERP") described below, calculated as if he had continued in employment for two years. The equity awards described above provide for accelerated vesting under certain circumstances in connection with a change in control.

Mr. Cane will also participate in the General Partner’s benefit plans, including the SERP and Severance Plan. Under the SERP, the General Partner credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Internal Revenue Code ("Code") compensation limit and 10 percent of compensation in excess of such limit. In addition, if any portion of the General Partner’s matching contribution under the General Partner’s qualified 401(k) Savings Plan ("Savings Plan") is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Benefits vest on the fifth anniversary of a participant’s most recent employment commencement date, unless the Compensation/Pension Committee determines otherwise. Participants direct the investment of their account balances among a number of funds, which are generally the same funds available to participants in the Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within fifteen days after expiration of a six-month postponement period following "separation from service" as defined in the Code. Amounts payable under the General Partner’s SERP may be deferred in accordance with the UGI Corporation 2009 Deferral Plan.

Under the Severance Plan, benefits are payable to Mr. Cane if his employment is involuntarily terminated for any reason other than for just cause or as a result of his death or disability. "Just cause" generally means (i) dismissal of an executive due to misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his or her job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties. The Severance Plan benefit formula provides for cash payments equal to an executive’s compensation for a period of time ranging from six months to eighteen months depending on his length of service ("Continuation Period"). In addition, if Mr. Cane's employment is terminated without cause, the Compensation/Pension Committee of the General Partner's Board of Directors, may, in its sole discretion, determine to pay an annual bonus for the year in which the termination of employment occurred. If an annual bonus is paid, the amount shall not exceed a prorated portion of Mr. Cane's target bonus for the year of termination. Under the Severance Plan, Mr. Cane will receive a cash payment based on the cost he would have incurred to continue medical and dental coverage under the General Partner’s plans for the Continuation Period (less the amount Mr. Cane would be required to contribute for such coverage if he were an active employee). This medical and dental amount includes a tax gross-up payment equal to 75 percent of the payment relating to medical and dental coverage. The Severance Plan also provides for outplacement services for a period of twelve months following Mr. Cane’s termination of employment, and reimbursement for tax preparation services for his final year of employment.

In order to receive benefits under the Severance Plan or his change in control agreement, Mr. Cane is required to execute a release that discharges the General Partner and its subsidiaries from liability for any claims he may have against any of them, other than claims for amounts or benefits due him under any plan, program or contract provided by or entered into with the General Partner or its subsidiaries. The Severance Plan also requires Mr. Cane to ratify any post-employment activities agreement in effect and to cooperate in attending to matters pending at the time of termination of employment.

(d) On January 23, 2013, Mrs. Anne Pol, age 65, was elected to the Board of Directors of the General Partner. Mrs. Pol has been a director of UGI Corporation, the parent company of the General Partner, since 1999, and previously served as a director of UGI Corporation from 1993 through 1997. Mrs. Pol will serve on the Compensation/Pension Committee of the General Partner's Board of Directors. She will receive an annual retainer of $65,000, pro-rated for the number of months served as a director of the General Partner during the 2013 fiscal year. Mrs. Pol also received 1,100 Phantom Units. Each Phantom Unit represents the right to receive an AmeriGas Partners, L.P. Common Unit and distribution equivalents when Mrs. Pol ends her service on the Board.

Mrs. Pol replaced Stephen D. Ban on the General Partner's Board of Directors. Dr. Ban, age 72, retired effective January 23, 2013 from the Board after nearly 8 years of service. As previously announced, Dr. Ban also retired from UGI Corporation's Board of Directors after serving as a director since 1991.

Mrs. Pol retired in 2005 as President and Chief Operating Officer of Trex Enterprises Corporation, a high technology research and development company, a position she had held since 2001. Mrs. Pol also serves as a Director of UGI Utilities, Inc.

On January 23, 2013, William J. Marrazzo and John L. Walsh were appointed to serve on the Executive Committee of the General Partner's Board of Directors and K. Rick Turner was appointed to serve on the Audit Committee of the General Partner's Board of Directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmeriGas Partners, L.P.

January 29, 2013	By:	Monica M. Gaudiosi

Name: Monica M. Gaudiosi
Title: Vice President and Secretary of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P.